Exhibit 99.1

FOR IMMEDIATE RELEASE

Encorium Reports 2008 Second Quarter Financial Results

Business Highlights

•	Announced LOIs to combine with Linkcon and Prologue; expected expansion will transition Company into a global CRO

•	New business awards of $5.4 million announced during the second quarter of 2008 with an additional $13.5 million announced since the end of the second quarter.

•	Conference Call at 11:00 AM ET tomorrow

WAYNE, PA, August 14, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the second quarter ended June 30, 2008.

Kai Lindevall, M.D., Ph.D., Chief Executive Officer of Encorium stated, “We were very pleased to announce the signing of the Linkcon and Prologue LOIs during the quarter. We believe that these arrangements represent a step towards our previously stated strategy of becoming a global CRO which will allow us to compete for contracts that have previously been out of reach.”

Dr. Lindevall continued, “We announced the signing of $5.4 million and $11.5 million in new business awards during the second quarter of 2008 and the six-month period ended June 30, 2008 respectively. Since the end of the second quarter, we have also signed over $13.5 million in new business. In order to maximize shareholder value, we remain committed to continuing the cost-cutting initiatives that began during the first quarter, which included a renegotiation of the Company’s North American leasing arrangement. We expect these initiatives along with the proposed acquisition and business combination to help pave the way to profitability. ”

2008 Second Quarter Financial Results

Net revenue for the second quarter of 2008 increased 13.6% to $8.3 million from $7.3 million in the comparable prior year period. Net revenues for the Company’s European operations increased by $1.5 million while the Company’s North American operations reported a $500,000 decrease in net revenues as compared to the year earlier period. The increase in revenues at the Company’s European operations reflected a benefit of $835,000 due to foreign exchange fluctuations for the second quarter of 2008, compared to the same prior year period. The decline in North American revenues was attributable to a decrease in the number of contracts and related contract values of active clinical studies being conducted during the second quarter of 2008 compared to the prior year period.

Direct expenses for the quarter ended June 30, 2008 were $5.7 million, or 68% of net revenues, versus $4.9 million, or 67% of net revenues, for the comparable prior year period. The increase in direct expenses was partially affected by $548,000 in foreign currency fluctuations absorbed by the Company’s European operations for the second quarter of 2008.

Selling, general, and administrative expenses (SG&A) totaled $3.7 million, or 45% of net revenue, for the three months ended June 30, 2008, as compared to $2.8 million, or 39% of net revenue, for the three months ended June 30, 2007. The increase in SG&A expense was primarily due to higher professional fees stemming from our acquisition activities, marketing expenses, as well as a $300,000 unfavorable foreign currency fluctuation during the second quarter of 2008 as compared to the second quarter of 2007.

Depreciation and amortization expense decreased to $340,000 from $630,000 in the second quarter of 2007, primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

The Company reported a net loss for the second quarter of 2008 of $1.4 million, or $0.07 per diluted share, based on 20.6 million common shares outstanding, compared to net loss of $847,000 for the second quarter of 2007, or $0.04 per diluted share, based on 19.1 million common shares outstanding.

2008 Six Month Financial Results

Net revenue for the six months ended June 30, 2008 decreased to $15.7 million from $16.1 million, for the same six-month period in 2007. This decrease in net revenue was primarily a result of a decrease in the number of contracts and related contract values of active clinical studies being conducted in North America and was partially offset by favorable foreign currency fluctuations absorbed by the Company’s European operations

Direct expenses for the six months ended June 30, 2008 were $11.2 million, or 71% of net revenue, versus $10.0 million, or 62% of net revenue, for the six months ended June 30, 2007. SG&A expenses for the six months ended June 30, 2008 were $7.2 million, or 46% of net revenue, compared to $5.9 million, or 37% of net revenue, for the prior six-month period.

Depreciation and amortization expenses for the six months ended June 30, 2008 declined to $1.0 million compared to $1.25 million for the six months ended June 30, 2007, primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

As a result of the aforementioned factors, the Company reported a net loss for the six months ended June 30, 2008 of $3.5 million, or $0.17 per share, from a net loss of $738,000, or $0.04 per share, in the comparable six-month period in 2007.

Financial Position

Encorium’s balance sheet at June 30, 2008 reflected cash and cash equivalents of $4.2 million, compared to $9.1 million at December 31, 2007, and shareholders’ equity of $21.0 million, compared to $24.1 million at December 31, 2007.

Investor Conference Call

Encorium will hold a conference call on Friday, August, 15, 2008 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by clicking the following link:

http://investor.shareholder.commediaeventdetail.cfm?mediaid=32423&c=ENCO&mediakey=8790541967DDEB50796E120C389FA3E7&e=0

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

On June 6, 2008 the Company entered into a non-binding letter of intent with Prologue Research International, Inc., a CRO that specializes in a full range of clinical research services for Phase I through Phase IV clinical trials in oncology and oncology-related studies (“Prologue”). This acquisition will broaden Encorium’s therapeutic area expertise in this very important and high-growth area of drug/biologics development. Pursuant to the non-binding letter of intent, as amended, the Company will acquire all of the issued and outstanding shares of Prologue for $13.0 million, consisting of $4.5 million in cash, approximately $2 million of non-convertible, non-redeemable senior subordinated debt and approximately $6.5 million of convertible, redeemable senior subordinated debt. The non-refundable deposit of $500,000 previously paid to Prologue will be applied to the cash portion of the purchase price at closing. Closing of the transaction is subject to approval of the transaction by Encorium’s and Prologue’s Board of Directors and the signing of a definitive agreement. The closing is expected to occur in the third quarter of 2008.

The cash portion of the purchase price is anticipated to be funded through a loan arranged by Chardan Capital, LLC (“Chardan”) in the amount of $5,000,000. In consideration for the $5,000,000 the Company will issue Chardan a note (the “Note”). Although the terms of the Note have not been finalized, it is expected that it will be senior unsecured debt, bear interest at 10%

and include warrants to purchase 500,000 shares of common stock of the Company at an exercise price of $1.80 per share. Principal and accrued interest on the Note will be payable upon the earlier of the consummation of the Company’s anticipated merger with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”), or 12 months from the date of the Note.

On June 11, 2008, the Company entered into a non-binding term sheet to merge with Linkcon. This business combination is expected to enhance Encorium’s global profile as a CRO by broadening the Company’s operational services and therapeutic area offerings into established and emerging biopharmaceutical markets across multiple continents. As of the date of the term sheet it was anticipated that Linkcon had acquired or would acquire, either prior to or simultaneously with the proposed business combination with Encorium, the following:

1)	a CRO based in India with over 10 years of clinical trial experience; and
2)	a Chinese company that holds licenses to conduct clinical trials in the People’s Republic of China and Hong Kong and the license for JK1, a healthcare portal for medical professionals and consumers promoting the exchange of medical information between China and the Western world.

In addition, it anticipated as of the date of the term sheet that Linkcon would acquire, either prior to or simultaneously with the proposed business combination with Encorium, a CRO operating in a number of Latin American countries. Linkcon has advised us that it will not have sufficient information regarding this company available at the time Linkcon and Encorium expect to agree on the terms of their business combination to enable Linkcon to determine if it will make the acquisition of the Latin American company. For that reason, Linkcon has ended its efforts to acquire that company. The terms of the business combination as currently contemplated are being negotiated by the parties.

The closing of the business combination with Linkcon is subject to a number of conditions, including Encorium’s completion of its due diligence, Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon, Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets, the entry into a definitive agreement between Encorium and Linkcon, approval of the transaction by Encorium’s Board of Directors and Encorium’s stockholders, Chardan’s ability to raise the necessary capital for investment in the combined entity and Encorium’s obtaining a fairness opinion relating to the purchase price for Linkcon.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; and (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group, Inc.

In addition, this press release contains forward-looking statements regarding the potential acquisition of Prologue and the merger with Linkcon. Those statements involve risks and uncertainties and the actual effects of the transactions could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the acquisition of Prologue and the combination with Linkcon; (ii) the completion to our satisfaction of due diligence regarding both Prologue and Linkcon; (iii) the acquisition by us of a fairness opinion relating to the purchase price for Linkcon; (iv) our ability to negotiate definitive agreements with Prologue and Linkcon; (v) Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon and Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets; (vi) Chardan’s ability to raise the necessary capital for investment in the combined entity; (vii) our ability to obtain the required corporate, stockholder and, if applicable, third-party and governmental approvals; (viii) the possibility that the transaction may not close; (ix) our ability to negotiate mutually acceptable employment arrangements with key employees of Prologue and Linkcon; (x) our ability to successfully integrate the businesses of Prologue and Linkcon; and (xi) the performance of the combined business to operate successfully and generate growth. Additional information concerning risks associated with the proposed acquisition of Prologue and merger with Linkcon are contained in Encorium Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group, Inc.

CONTACT: INVESTOR RELATIONS COUNSEL

The Equity Group Inc.

Adam Prior

(212) 836-9606

aprior@equityny.com

www.theequitygroup.com

www.encorium.com

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$4,198,066	$9,109,456
Investigator advances	377,545	551,697
Accounts receivable, less allowance of $97,000 for 2008 and 2007, respectively	5,841,059	4,824,795
Prepaid expenses and other	935,075	867,651
Prepaid taxes	15,542	4,031
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,532,941	994,777

Total Current Assets	12,900,228	16,352,407

Property and Equipment, Net	1,131,960	1,293,616
Deferred Acquisition Costs	500,000	—

Intangible Assets
Goodwill	15,388,299	15,388,299
Other intangibles, Net	3,498,033	4,204,825
Other assets	660,236	291,148

Total Assets	$34,078,756	$37,530,295

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,762,446	$1,366,905
Accrued expenses	3,488,583	3,696,404
Deferred taxes	167,686	316,675
Obligations under capital leases	30,630	29,688
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,230,972	3,329,869
Customer advances	3,053,858	3,244,834

Total Current Liabilities	11,734,175	11,984,375

Long Term Liabilities
Obligations under capital leases	103,749	117,723
Deferred taxes	843,127	876,308
Other liabilities	424,988	446,253

Total Long Term Liabilities	1,371,864	1,440,284

Total Liabilities	13,106,039	13,424,659

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 20,834,004 shares issued and outstanding	20,834	20,834
Additional paid-in capital	32,288,669	32,154,227
Additional paid-in capital warrants	905,699	905,699
Accumulated deficit	(12,116,785)	(8,663,954)
Accumulated other comprehensive income	572,524	387,054

Less:	21,670,941	24,803,860
Treasury stock, at cost, 230,864 shares	(698,224)	(698,224)

Total Stockholders’ Equity	20,972,717	24,105,636

Total Liabilities and Stockholders’ Equity	$34,078,756	$37,530,295

ENCORIUM GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$8,262,478	$7,332,431	$15,746,084	$16,143,777
Reimbursement revenue	1,381,528	1,216,607	2,487,558	2,478,958

Total Revenue	9,644,006	8,549,038	18,233,642	18,622,735

Operating Expenses
Direct (exclusive of depreciation and amortization)	5,657,098	4,944,872	11,196,769	9,953,808
Reimbursement out-of-pocket expenses	1,381,528	1,216,607	2,487,558	2,478,958
Selling, general and administrative	3,726,661	2,846,655	7,199,532	5,940,472
Depreciation and amortization	343,950	629,056	989,227	1,241,776

Total Operating Expenses	11,109,237	9,637,190	21,873,086	19,615,014

Loss from Operations	(1,465,231)	(1,088,152)	(3,639,444)	(992,279)
Interest Income	28,945	82,366	83,518	135,214
Interest Expense	(8,672)	(16,079)	(11,775)	(26,335)

Net Interest Income	20,273	66,287	71,743	108,879

Net Loss before Income Taxes	(1,444,958)	(1,021,865)	(3,567,701)	(883,400)
Income Tax Expense (Benefit)	493	(174,875)	(114,870)	(145,143)

Net Loss	$(1,445,451)	$(846,990)	$(3,452,831)	$(738,257)

Net Loss per Common Share
Basic	$(0.07)	$(0.04)	$(0.17)	$(0.04)
Diluted	$(0.07)	$(0.04)	$(0.17)	$(0.04)
Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,603,140	19,070,611	20,603,140	18,207,771
Diluted	20,603,140	19,070,611	20,603,140	18,207,771